Exhibit 99.1

PAVmed Announces Reverse Stock Split

NEW YORK, December 30, 2025 - PAVmed Inc. (NASDAQ: PAVM) (“PAVmed” or the “Company”), a diversified commercial-stage medical technology company, operating in the medical device, diagnostics, and digital health sectors, today announced it will conduct a 1-for-30 reverse stock split of its common stock (the “Common Stock”). The reverse stock split will become effective on January 2, 2026, at 12:01 a.m. Eastern Time. The Company’s Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PAVM” and will begin trading on a split-adjusted basis at the opening of the market on January 2, 2026. The reverse stock split is intended to bring the Company into compliance with the $1.00 minimum bid price requirement for maintaining the listing of its Common Stock on Nasdaq.

The reverse stock split was approved by the Company’s stockholders at the Company’s special meeting of stockholders held on December 5, 2025, with the specific ratio to be determined at the discretion of the Company’s board of directors within approved parameters. The ratio of 1-for-30 was approved by the board on December 8, 2025. As of the effective time of the reverse stock split, the authorized shares of Common Stock will be reduced from 250,000,000 to 25,000,000 (which reduction was approved, subject to completion of the reverse stock split, by the Company’s stockholders at the same special meeting).

As a result of the reverse stock split, the number of shares of Common Stock available for issuance under the Company’s equity incentive plan and employee stock purchase plan immediately prior to the reverse stock split will be proportionately reduced. In addition, the exercise prices of and number of shares subject to the Company’s outstanding stock options, and the conversion prices of the Company’s outstanding convertible securities, including its convertible debt and preferred stock, will likewise be proportionately adjusted in accordance with their respective terms.

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders that would hold a fractional share of Common Stock as a result of the reverse stock split will have such fractional shares of Common Stock rounded up to the nearest whole share of Common Stock.

The new CUSIP number for the Common Stock following the reverse stock split is 70387R 502.

About PAVmed and its Subsidiaries

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics, and digital health sectors. Its subsidiary, Lucid Diagnostics Inc. (NASDAQ: LUCD), is a commercial-stage cancer prevention medical diagnostics company that markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to mitigate the risks of esophageal cancer deaths. Its other subsidiary, Veris Health Inc., is a digital health company focused on enhanced personalized cancer care through remote patient monitoring using implantable biologic sensors with wireless communication along with a custom suite of connected external devices. Veris is concurrently developing an implantable physiological monitor, designed to be implanted alongside a chemotherapy port, which will interface with the Veris Cancer Care Platform.

For more and for more information about PAVmed, please visit pavmed.com.

For more information about Lucid Diagnostics, please visit luciddx.com.

For more information about Veris Health, please visit verishealth.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s and Lucid’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s and Lucid’s common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s and Lucid’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s and Lucid’s clinical and preclinical studies; whether and when PAVmed’s and Lucid’s products are cleared by regulatory authorities; market acceptance of PAVmed’s and Lucid’s products once cleared and commercialized; PAVmed’s and Lucid’s ability to raise additional funding as needed; and other competitive developments. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s and Lucid’s future operations, see Part I, Item 1A, “Risk Factors,” in PAVmed’s and Lucid’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed or Lucid after its most recent Annual Report. PAVmed and Lucid disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact

Matt Riley
PAVmed and Lucid Diagnostics
mjr@pavmed.com